KOCH
                                  DISTRIBUTION
                                  ------------


                                  Terms Summary
                    General Distribution Terms and Conditions
                Delivery Guidelines for our Basingstoke Warehouse
                 Cost Summary For Additional Warehouse Services
              Product Information Leaflet for Distribution Partners
                         Who is Who at KOCH Distribution
                  Confirmation of Use of Intellectual Property


                              STRICTLY CONFIDENTIAL

Terms  Summary

Supplier:
     Merlin  Software  Technology  Inc.
     Suite  420  -  6450  Roberts  St
     Burnaby  BC
     BC
     Canada  V5G  4E1
     Contact  Name  Shelley  Montgomery
     Tel:  001  604  320  7227
           001  604  320  7277

Product(s):     CD-ROMs,  DVDs,  Peripherals  as  well  as any of the Supplier's
CD-ROM, DVD or peripheral products which supplier releases during the terms of this Agreement

Territory:     United  Kingdom  and  Southern  Ireland

In addition, KOCH acquires non-exclusive export rights to all other European countries

Distribution  rights:     EXCLUSIVE  DISTRIBUTION  RIGHTS

Distribution margin: KOCH settles with the supplier after deducting a discount of 60% off the UK recommended retail price excluding VAT. With full sale or return, KOCH will pay to the Supplier 40% of the UK RRP (exc VAT).
Supplier warrants that the prices charged to KOCH are equivalent to or more favourable than the most favourable price terms available to any distributor to whom Supplier sells.

Delivery: The merchandise shall be delivered free of charge to KOCH Distribution, Thomas House, Hampshire International Business Park, Basingstoke, Hampshire, England. If fees or expenses to KOCH should arise from the delivery of the merchandise to the above address, they will be charged back to the Supplier

Payment:     3/4 within 60 days net from the date of the sales account, or all at KOCH's discretion  with  3%  discount  if  paid  within  30  days
             1/4  within  90  days  net  from  the  date  of  the  sales account

Credit Insurance As this contract deals with products sold on sale or return, whereby there is a risk to KOCH that the Supplier may be unable to repay monies previously paid, KOCH will seek credit insurance on Supplier. If such cover is not granted then another form of guarantee must be agreed. Supplier may at anytime require KOCH to provide reasonable security for payment hereunder.

Initial  period:     Until  December  31st  2000

Subsequent  period     One  year

In addition to above terms the parties agree that the General Distribution Terms & Condition (enclosed shall apply:

Supplier  confirms  the  receipt  of  the  following  documents:

-     Terms  Summary
-     General  Distribution  Terms  &  Conditions
- Delivery Guidelines for Delivering Merchandise to the Central Warehouse In Basingstoke
-     Cost  Summary  for  Services  at  the  Central  Warehouse  In  Basingstoke
-     Product  Information  Leaflet  for  Distribution  Partners
-     Who  Is  Who  at  KOCH  Distribution
-     Confirmation  d  Use  of  Intellectual  Property

Burnaby,  BC  on  8/2/00  (Place/Date)          Basingstoke  on  25/1/00
----------------------------                    -------------       --------
MERLIN  SOFTWARE  (Supplier's  company)         KOCH  Media  Ltd  Va  KOCH
                                                Distribution
represented  by                                 represented  by

/s/ S.  Montgomery  (Signature)
----------------
(Name  and  title  of  person  signing)         /s/ Craig  McNicol
                                               ----------------
V.P.  MARKETING                                Craig  McNicol,
                                               Managing  Director

General  Distribution  Terms  and  Conditions

The General Distribution Terms and Conditions apply to the business relationship between "Supplier" (Name and Address if which as in the attached Terms Summary) and KOCH Media Ltd (Trading As KOCH Distribution), Hampshire International Business Park Basingstoke, Hampshire, RG24 8WH hereinafter referred to as "KOCH".

1.     Object  of  Contract

This contract refers to all of the Supplier's products that are described in greater detail in the Terms Summary under "Product(s)". This range of products shall be referred to hereinafter as the PRODUCTION. For the duration of this contract, the Supplier entrusts KOCH with distribution rights as defined in greater detail under "Distribution Rights" in Clause 2 and in the Terms Summary. KOCH undertakes to publicise and to market the PRODUCTION within the framework of this distribution contract, or let it be publicised and marketed through its distribution companies and incorporate it into the distribution program in the territory covered by the contract that has been agreed.

In the event that there should be definite indications, or that such should turn up in the course of KOCH's distribution, to the effect that the publicising and/or the distribution of a product offends morals, laws or the rights of third parties. KOCH retains the right not to publicise the product and/or to discontinue the distribution thereof. The same may apply if KOCH after thorough evaluation of a product finds that it does not warrant a release due to its limited commercial potential. In any such event this Agreement will immediately terminate.

2.     Relationship  at  Law

The Supplier nominates KOCH as his distribution partner for the duration of this contract in the territory covered by the contract as laid out in the Terms Summary. The territory shall be hereinafter referred to as the "Territory".

The distribution rights conferred here include in particular the right to the sale of data media, the right of public offering for the purpose of sale, the right of advertising the data media in all the media (TV, radio, press etc.) as well as the right to non-commercial public demonstration. KOCH will cease any advertising that is reasonably objected to by Supplier.

If the Supplier grants KOCH full or limited exclusivity in the territory covered by the contract, he guarantees at the same time, within the framework of the exclusivity granted, not to offer any third party the aforementioned PRODUCTION for sale, distribution or on any other commercial basis that would infringe on the distribution rights conferred on KOCH and/or could lessen the sales potential of the PRODUCTION.

If nothing is stipulated to the contrary in the Terms Summary, the distribution rights bestowed herewith on KOCH shall extend to the computer trade, music/video retail, the book trade, department stores, chains, superstores, markets, wholesalers, mail order houses, on-line networks, lender and the dub and end user businesses in the Territory.

3.     Obligations  of  the  Supplier

The Supplier shall inform KOCH without delay and fully in each case regarding new releases, new versions, price changes, sell-offs, deletions and provide all product data that is necessary to keep KOCH's product database up to date. Supplier shall provide such data in the format as laid down in the Product Information Leaflet.

The Supplier undertakes to remain constantly in a position to deliver the PRODUCTION so long as the contract relationship is in force, and to deliver each order without delay, in any event within ten working days at the latest.

If the parties in a particular case do not agree otherwise, the Supplier undertakes to deliver the products in sealed cellophane or plastic foil. If this is not done and KOCH has to carry out the shrink-wrapping, then the Supplier shall bear the resultant expense (of the enclosed cost summary).

If the parties have not agreed otherwise in the Terms Summary, KOCH may use free copies to a reasonable extent for sales-promotion/sample and marketing purposes. KOCH will provide the Supplier with Information regarding the use of free copies on request.

For the period of this contract, the Supplier undertakes to maintain a technical support service for all the products being marked by KOCH. This service shall deal with queries In writing and by telephone from end users during normal office hours and reply to them promptly.

For the period of this contract, the Supplier undertakes to maintain a technical support service for all the products being marked by KOCH. This service shall deal with queries in writing and by telephone from end users during normal office hours and reply to them promptly.

For the period of this contract, Supplier may not directly supply any customer that KOCH has supplied the Suppliers products to.

4.     Prices  and  Transport

KOCH takes the PRODUCTION on a Consignment basis. The merchandise remains the property of the Supplier until KOCH has sold the merchandise and invoiced its customers. KOCH is entitled to assign the PRODUCTION to its on a consignment basis, whereby the property Supplier to right ?????? Supplier to the consignment merchandise remain unaffected. KOCH can also buy the merchandise without any customer order. Furthermore, ???? may sell the merchandise to its customers on a full sale or return basis, whereby KOCH shall debit from the Supplier any returns that are made on the PRODUCTION for whatever reason during the Term of this Agreement.

KOCH may at any time, during or after Termination of the contract return for full credit all stocks that have either not been sold, or that have been returned by its customers for any reason.

KOCH is responsible for insuring the merchandise as soon as it is delivered to the warehouse for damage or destruction by water or fire, while in the possession or control of KOCH. Upon occurrence of the event insured against, KOCH shall reimburse the manufacturing costs of the merchandise in question (without author royalties, licences etc.). The latter must be documented by the Supplier by means of invoices from his suppliers (pressing plant, printing office).

The distribution margin at which KOCH shall buy the Production, is set out in the Terms Summary. If supplier reduces its suggested end user prices he has to advise this immediately in writing. Supplier shall give to KOCH's customers and KOCH's then current stock, full price protection.

The merchandise shall be delivered by the Supplier as agreed in the Terms Summary. Supplier undertakes to abide by the Delivery Guidelines for the delivery of merchandise to the KOCH central warehouse. The current terms are appended to this contract.

With respect to products that are delivered with cardboard packaging around them, the Supplier undertakes to replace the same with replacements at no cost if requested by KOCH to do so, in the event that the products are or become unusable as a result of damage to the packaging. The costs accruing to KOCH for repackaging the returned merchandise shall be charged to the Supplier in each case in accordance with the outlay (of the current cost summary in the Terms Summary).

KOCH Is responsible for stock managing the warehouse. Should there be excess stock in regard to the merchandise covered by this contract with respect to the sales volume made, then the warehouse management can send it back to the Supplier at the latter's expense after giving advance ???????? fees (please refer to Cost Summary for Services at the Central Warehouse in Basingstoke). If the Supplier wants to have the merchandise destroyed by KOCH instead of being sent back, the KOCH's relevant fees apply (please refer to Cost summary for Services at the Central Warehouse in Basingstoke).

Discrepancies of the warehouse stock (calculated once a year on all adjustments made up to 31 December) of up to + 3% shall be allowed and will not be charged
                                   -
by one party to the other. Larger discrepancies shall be charged at the Supplier's manufacturing costs of the relevant merchandise (not including author royalties, licences etc). The latter must be documented by the Supplier by means of invoices from his suppliers (pressing plant, printing office).

The foregoing shall only apply so long as Supplier has supplied to KOCH within 7 days of every month end, a report showing by product, quantities that have been sent to KOCH for storage in that month. This used as the basis for agreeing the stock and sales report that is issued by KOCH to Supplier (see Clause 5).

If the Supplier deletes certain products or demands that KOCH returns them, KOCH shall take steps to do so immediately. In normal circumstances, a complete recall shall take three to four months. Products that are being allowed to run out according to the Supplier's notification will not be rendered resalable when prepared for return, but will be booked to the Supplier's warehouse stocks irrespective of their condition.

If a product is returned from the market (e.g. on account of legal or material defects or slow sales etc), then KOCH will charge a standard fee (of the enclosed cost summary), to cover freight costs and handling.

5.     Conditions  of  payment

In each case, by the 15th of each month, KOCH shall send a sales account for the net sales invoiced/credited in the previous calendar month. after deducting for authorised, anticipated and/or received returns. supplier has to check the sales account within one week of receipt and inform KOCH in writing of any queries or errors. After this one-week period the sales account is deemed correct and valid.

As soon as the Euro can be used in the business world, KOCH reserves the right to convert the account and payment to the Supplier to Euros at any time after giving written notice.

In the event of imminent liability to pay on the part of one of KOCH's customers, KOCH will attempt to reclaim the merchandise as swiftly as possible. If this should be unsuccessful in a particular case and the claim be uncollectable in part or whole and no coverage (or only partial coverage) provided by KOCH's credit insurance, then KOCH will settle with the Supplier not at the accounting price agreed in the Terms Summary, but at the Supplier's actual manufacturing and shipping price for the merchandise in question, or will adjust the already accounted price subsequently. The manufacturing costs of the relevant merchandise are understood to be without author royalties, licences etc., and must be documented by the Supplier by means of invoices from his suppliers (pressing plant, printing office).

6.     Expiry  and  extension  of  contract

The duration of the initial period of this contract is given in the Terms Summary. This contract is conducted first for the duration of the "initial period". It shall be extended automatically on each occasion by the period of time of the "subsequent period" that is given in the Terms Summary, unless one of the contract parties shall give notice of termination of the contract by registered letter 90 days or more before expiry of the contract.

If there are definite indications that the financial situation of one party has deteriorated to the point that he can no longer meet his contractual obligations, then in such a case the other party to the contract shall have the opportunity of threatening termination by setting out his misgivings in writing and setting a deadline of 30 days for response. The first party can either refute the expressed misgivings within the set deadline in writing, or can provide security. If this does not take place, the contract is deemed to have been terminated with immediate effect.

If the Supplier repeatedly and over an extended period does not deliver, or does not deliver on time a number of products, or if the Supplier has not offered any new products for at least six months, KOCH has the right to threaten termination by setting out the reasons in writing and setting a deadline of 30 days. The Supplier can refute the grounds for termination within the set deadline or can put the matter right. If this does not take place, KOCH can declare the contract terminated with immediate effect.

In the event of termination of the contract, the parties shall reckon up their accounts with one another. After final settlement of the accounts KOCH will make the Supplier's remaining merchandise available for collection.

The  supplier  shall  take  back  the  merchandise  at  his  own  expense.

KOCH  is  entitled

KOCH Is entitled to accept returns following termination of the contract, (clause 4) and to charge the Supplier for same at the accounting price.

The Supplier can recall the merchandise from KOCH at any time at his own expense.

KOCH is entitled to retain 10% of the turnover of the last twelve months as a reserve fund for such returns when the contract is terminated (taking into account any other sums set aside for returns), whereby this reserve fund shall be set against incoming returns, and the outstanding amount shall be dealt with one-half at a time, six months and twelve months after termination of the contract.

7.     Defects  in  the  product/liability  of  the  Supplier

The Supplier hereby declares and guarantees (1) that the products and the packaging thereof in each case (retail box, booklet, inlay card, etc.) absolutely conform to the laws concerning fair trading and indeed do not violate any legislation in the territory covered by the contract; (2) that he has reimbursed or will reimburse the services of all the parties involved in the PRODUCTION, and that there are no third party rights of any kind on the PRODUCTION that can be lawfully pressed against KOCH; (3) that he has for the duration of this Agreement all necessary rights to enter into this Agreement.

The sale price to be paid by KOCH includes all rights needful for the sale of the products, in particular all copyrights and rights for use of film, picture, audio, text, animation and interactive elements. The latter include in particular any fees payable to copyright collection agencies and publishers. The Supplier shall check out the copyrights carefully and assure or clear up all transferred rights in writing.

KOCH reserves the right to require of the Supplier a copy of the confirmation/release with regard to the utilisation of protected works by the relevant copyright collection agencies. If the Supplier does not meet this demand within 14 days, KOCH reserves the right to withhold payments from the Supplier, irrespective of their being due, as a guarantee against possible copyright fees or damage claims, until the written release/confirmation is presented or the matter is resolved in some other manner.

The Supplier is liable for damages claims against KOCH in the event of the PRODUCTION and the rights transferred in the present distribution contract being defective. These damages include in particular any court costs, enforcement costs and the cost of legal representation and/or advice for KOCH and KOCH's customers.

For the case that KOCH, an affiliated KOCH distribution company or a customer receives a formal letter of caution or a court injunction or a legal action, KOCH will immediately inform the Supplier about it and Supplier allows KOCH, the affiliated KOCH distribution company and the customer in order to avoid any further legal disputes to submit a declaration of compliance to the third party. This declaration may include an undertaking to provide the requested information of products, to pay for damages (in principle), to pay reasonable costs of both parties and to stop distribution of the product. KOCH may debit the referring costs (including but not limited to lawyers' and court fees or KOCH, affiliated KOCH distribution companies and customers) to the Supplier.

In a particular case the parties shall have agreed a definite delivery deadline (e.g. because of advertising on the part of the customer) and the Supplier does not meet same, then KOCH shall charge back to the Supplier all the direct and indirect expenses incurred.

The  Supplier  hereby  declares  and  guarantees:

- that all products of the PRODUCTION have been tested several times on Windows 95 and all subsequent Windows operating systems and run and that products will operate in accordance with accompanying manuals;
- that all products of the PRODUCTION are compatible with the year 2000 and that this property has been exhaustively tested in each case;
- that all products of the PRODUCTION are dispatched to KOCH only after thorough technical testing. The testing must test in particular for freedom from viruses (including macro-viruses);
- that each product packaging contains a reference to the Supplier's technical service.
- that the products and the packaging thereof in each case (booklet, inlay card, etc.) absolutely conform to the laws concerning fair trading and indeed do not violate any legislation in the territory covered by the contract;
- that he has reimbursed or will reimburse the services of all the parties involved in the PRODUCTION, and that there are no third party rights of any kind on the PRODUCTION that can be lawfully pressed against KOCH;
- that should the PRODUCTION need to be classified by the ELSPA or VSC trade bodies then Supplier should ensure the relevant classification is printed on all necessary materials (including box work, posters, etc.).

In certain a particular retailer may desire to destroy the faulty stock at store level. If this is done then KOCH will credit the retailer directly, debiting in turn our purchase price from our account with you.

8.     Confidentiality

The parties undertake to remain silent about all business and operational matters that become known to them within the framework of this contract, in particular stock or sales reports, statistics, customer lists, etc. This applies irrespective of whether the matter in question is explicitly designated as confidential ??????. The obligation to confidentiality also applies with respect to associated concerns and remains in force for a year beyond the end of the confidential relationship.

This does not apply to such characteristics and details, (1) as were already in the possession of the other party in written form before entry into the contractual negotiations for the present contract; or (2) as have been made public without the illicit commission or omission of the other party; or (3) as a party is obligated by legal regulations to communicate to the authorities or other third parties.

9.     Miscellaneous

Claims against KOCH arising from this contract cannot be assigned without prior written consent. KOCH is entitled to set off outstanding claims, which are owed to enterprises, subsidiaries, branch offices or other companies in which the KOCH Company or Franz KOCH himself has a direct or indirect participation. This also applies even if the dates on which the payments become due are different.

This contract, in accordance with the intentions of the parties, shall have validity also for the legal assigns on both sides. The Appendicies and enclosures attached to this contract are integral components thereof.
Amendments and additions to this contract and/or to the enclosures and Appendicies must be executed in writing, and signed by both parties respective responsible person, in KOCH's case this will be a Board Director. This applies also to a renunciation of the requirement for the written form. No verbal agreements have been made. Both parties expressly rule out the use of the General Business Conditions. If one of the terms of the contract should turn out to be wholly or partially invalid, the remaining terms shall not be affected thereby. The invalid term shall be interpreted according to its sense and replaced by a new regulation that achieves the commercial purpose of the invalid term as much as possible. English Law applies to this contract. The place of jurisdiction for any possible disputes is agreed to be the court that has competence for KOCH. Interim legal protection can likewise be requested only at the court named, even when the claim is directed against a distribution company of the KOCH concern.

Delivery Guidelines for Delivering Merchandise to the Central Warehouse in Basingstoke

Contents

Introduction
Orders
Delivery  deadlines
Delivery  slip  and  invoice
Acceptance  of  merchandise
Packaging  and  marking  of  the  merchandise
a.  Individual  products
b.  Packaging  units
c.  Outer  packaging/palettes
New products, new versions/updates of products and discontinuation of products Discrepancies upon arrival of merchandise
Defective  merchandise  and  returns
Transport  guidelines
Contact  persons
Enclosure  (label  of  packaging  unit  etc.)

1.     Introduction

The continuous increase in the number of items as well in the variety of products (audio and data media) has meant a greatly increased workload. In order to continue to carry out our business efficiently it has been necessary to simplify and standardise the various processes and the interfaces. As a consequence of this we have extended and modernised our Warehouse and dispatch departments. For this to operate effectively, it is imperative to standardise the interface to suppliers. Only with a clear and uniform relationship between our customers and suppliers can we succeed in an increasingly competitive environment.

Our main aim is to conduct our business with you in such a way that the best possible customer service and optimal delivery time are achieved. To this end, it is necessary.

-     To  have  to  pick  up  each  product  only  once
-     To  move  each  packaging  unit  only  once
-     To  clear  out  every  palette  immediately
-     To  avoid  inventory  deficiencies
-     To  cut  down  on  checks  through  mutual  trust

The measures defined in these Delivery Guidelines are already standard practice for the majority of our suppliers.

2.     Orders

Normally orders are generated by our staff in the central Warehouse via our merchandise-management system. The following information must be given upon delivery and when issuing delivery slips and in some cases invoices.

1)     Address  of  recipient:               KOCH Distribution (per above quoted
                                             address)
2)     Invoicing address:                    KOCH Distribution (per above quoted
                                             address)
3)     Order  number:                              KP
4)     Our  &  Your  VAT.-ID  Number:          GB  675  7474  84
5)     KOCH  purchase  price  per  item
7)     Order  quantity:
8)     Number  of  items  per  packaging  unit:
9)     Barcode  of  the  article  (13-digit,  with  a leading zero if 12-digit):
10)     Article  number:
11)     Description  of  article:

In the case of an initial order, the regulations defined under the heading of packaging unit prescribe the number of items per bulk packaging unit and must be checked with the Administration Department (Tanya Barter) if anything is unclear or if there are possible variations of item numbers per packaging unit.

3.     Delivery  deadlines

Each of our purchase orders has a delivery deadline for delivery to the place of performance. If we are not notified of a change within two working days, KOCH shall regard this delivery deadline as binding. If a later deadline is thus agreed, then we regard the latter as binding. KOCH will charge any damages arising from claims made by a customer on account of delayed delivery in full to the Supplier that is due solely to Suppliers delay.

4.     Delivery  slip  and  invoice

Delivery slips must be delivered with the merchandise in duplicate. They must include the article number, the description of the article, the number of items ordered and delivered, and the number of packages.

Invoices (for non consignment stock) must always be sent under separate cover by mail to the invoicing address indicated in the order.

In the case of deliveries from the other European Union countries, the invoice must be made out giving the corresponding VAT.-ID number, without VAT.

In the case of deliveries from the EU and EFTA, we assume that KOCH is not charged for any customs duties or other fees. Any duties and/or fees will be charged back to the Supplier unless written agreements to the contrary are already in hand.

The delivery slip and the invoice have to be made out with item and article precisely indicated (no combination documents) for only one delivery at a time. The following information (among other things) must be given on the papers:
-     Name  of  contact  person  at  KOCH
-     KOCH-order  number  (KP  )
-     Date  of  order
-     KOCH  article  number
-     Supplier  Account  Number

This information must also be given for overdue deliveries and/or when several orders are mixed together in one delivery.

5.     Acceptance  of  merchandise

Our  times  of  acceptance,  without  exception,  are  from:
     Monday  to  Friday  (except  on  public  holidays)
     From  8:00  -  12:00  a.m.  and  1:00  -  4:00  p.m.

Any other times must be agreed with Goods In Supervisor or the Warehouse Manager, on + 44 1256 707767 ext 206. Deliveries of merchandise outside the prescribed times cannot be accepted or unloaded except by previous arrangement.

6.     Packaging  and  marking  of  merchandise

a.     Individual  products

The packaging of the individual products must correspond precisely to the requirements laid down by the person placing the order. Modifications without written consent are not permitted.

Every product must bear the article barcode and number used in the Warehouse, clearly legible for hand scanners. If the article version number has changed then so to should the barcode and article sticker.

If the article barcode is pasted over by KOCH because it does not conform to KOCH regulations, the outlay involved shall be invoiced in accordance with the enclosed guideline for charges. (cf. the current cost summary in the appendix). In the CD-ROM market, our customers demand exclusively shrink-wrapped merchandise. Therefore only shrink-wrapped merchandise (without unrelated stickers) may be delivered.

b.     Packaging  units

Only  the  packaging  units  customary  in  the  trade:
-     Jewel  case  =  25  items,  bottom  surface  267  x  129 mm, Height 142 mm may be used for CD formats. Every packaging unit must contain the same number of items. The product designated, KOCH article number, sale price/number of items, the product barcode and number must be clearly visible on the front side of every packaging unit (see enclosed sample). The size of ????????? and symbols should be based on the enclosed sample. The label with the above data may not be smaller than 50 x 100 mm.

For merchandise in special cardboard packaging (e.g. CD-ROM etc.), one packaging unit must contain at least 5 items; no loose inner packaging may be used, and the products must be held in a fixed position. When the cartons of the packaging unit are open at the top, the carton must not be higher than the product.

The box size of the packaging unit may exceed the measurements of 600 x 400 x 300 mm (length x width x height) only if agreed with Goods In. The standard measurement used in our Warehouse for packaging units of boxed products (CD-ROM) is 340 x 225 x 200 mm.

Follow-up deliveries must always have the same packaging unit, number of items per packaging unit and outer packaging as the initial order.

c.     Outer  packaging/palettes:

If the merchandise is not delivered in shipping boxes (packaging units) weighing at most 25 kg. then the merchandise must be stacked securely (at least with the help of wrapping foil) onto Euro palettes. The number of packed goods must be indicated on the delivery slip and/or the accompanying papers.

Loose inner packaging should be avoided if possible. All outer packaging and any inner packaging should be of the same material for environmental reasons; inner packaging should not be made of plastic, Styrofoam or shredded paper.

Only EURO palettes (120 x 80 cm) may be used as palettes. As a rule, the overall height must not exceed 1500 mm. Anything protruding out of palettes more than 5 cm is not permitted. In principle, palettes which are delivered should all be of the same sort, and the packaging units must be piled onto the palettes in such a way that the labels are clearly visible from the front (the 80-cm side). Up to two articles can be delivered per palette if the articles can be split into 2 halves (each 40 x 120) is possible and the above requirements are met.

Any departure from the above regulations will result in a charge for repackaging or loss of palette space.

7. New products, new versions/updates of products and discontinuation of products

Not only modifications of content but also packaging alterations, changes of the length, height of width by + 1 mm, as well as weight changes greater than + 2 g
                            -                                              -
per piece constitute new versions of products. Under no circumstances may new versions carry an EAN code and an article number that are already used, and the new version must never be delivered in response to an order for the old or obsolescent version.

KOCH must be notified about discontinuations and/or the appearance of a new version at least 6 weeks in advance. KOCH will return the Warehouse inventory of the discontinued product to the supplier within three months without further notice without be repackaged. All returns still reaching KOCH after the 3 months will be returned to the Supplier immediately unless arrangement to the contrary have been made.

8.     Discrepancies  upon  arrival  of  merchandise

If KOCH reports discrepancies when merchandise arrives, we will request you to verify this at once. We consider discrepancies reported to you as accepted unless contradicted immediately (i.e. within two working days).

Incorrect deliveries will be reported and set aside to await collection. If you do not have them collected within 14 days, KOCH will return the incorrect deliveries at your expense.

9.     Defective  merchandise  and  returns

If merchandise is delivered in damaged cardboard packaging, the Supplier is obliged to provide the necessary packing free of charge and without delay within 5 working days at KOCH's request. In the case of damaged jewel cases (standard packaging), these will be provided by KOCH in advance.

Returns due to defective or faulty merchandise will be received by KOCH, tested and destroyed.

In principle, merchandise returned by the customer will be tested for cleanliness and quality and again introduced into the dispatch cycle. This procedure applies only to products that can very likely (depending on stocks and product-life cycle) be delivered out again.

Consignment products that no longer meet the internally defined specifications for being put back into the dispatch cycle will not be repackaged and sent back to the Supplier. If so agreed with the Supplier, KOCH is also prepared to destroy this merchandise.

10.     Transport  guidelines

If exceptionally KOCH meets the delivery freight costs, the merchandise must only be sent via the carrier nominated by KOCH. If the Supplier delivers the merchandise to KOCH using a different transport firm, then these costs must be borne wholly by the Supplier.

11.     Contact  persons

Person     Function     Telephone  number     Fax

Warehousing  Distribution

Mr  Danny Richards     Warehouse Manager     +44 1256 707767     +44 1256 707277

Purchasing  and  Stock  Control

Ms  Tanya  Barter     Administration  Manager     +44  1256  707767     +44 1256
                                                                          707277
Ms  Sharon  Nolan     Administration  Assistant     +44  1256  707767

Finance

Mrs  Vikki  Taylor     Accounts  Payable     +44 1256 707767     +44 1256 707277

12.     Label  on  packaging  unit

PRODUCT  ARTICLE  NUMBER
Supplier
Title
Artist  (If  Applicable)
Release  Date
-------------
EAN128  Representation  of  the
Barcode,  followed  by  the  Qty  of  stock  in  the  unit
----------------------------------------------------------

Cost Summary for Services at the Central Warehouse in Basingstoke (valid from 1.1.1998)

Reworking                                                              per  unit
Affixing  an  EAN-barcode sticker for new products that are
not equipped with an EAN  code                                              0.07

Incorrect  packaging units, incorrect number of items
in packaging unit (service charge  applies  per
packaging  unit)                                       1.00  per  packing  unit

Failure  to adhere to the marking regulation for
packaging units (service charge
applies  per  packaging  unit)                          0.15  per  pckgng  unit

Unloading  of  merchandise  that  is  not  delivered
in  accordance with KOCH's
Delivery  Guidelines,  in particular in the case of
merchandise not delivered on
Euro  palettes                                                             0.07

Replacement  of  jewel  box  shrink-wrapping
on account of customer having stuck
something  on it or damaged it, or when delivered
without shrink-wrapping by the
Supplier                                                                   0.10

Replacement  of  jewel  boxes  and shrink-wrapping
on account of customer having
damaged  jewel-boxes  or  stuck  something  on  them                       0.20

Replacement  of  sierra box on account of customer having
damaged boxes or stuck
something  on  them                                                        0.20

Destruction  and  disposal

of  products  in  jewel  box  or  similar
(without  cardboard  outer packaging)                                      0.25

of  products  in  cardboard  outer  packaging                              0.50

Storage  or  excess  stocks:

Monthly storage fee per month or part thereof (applies only for excess stocks that KOCH's Warehouse management has given notice of to the Supplier, placed ready for collection, but which have not been collected within 10 days of  products  in  jewel  box  or  similar
(without  cardboard  outer packaging)                                      0.02

of  products  in  cardboard  outer  packaging                              0.10

Picking  and  Packing  Fees

If  a  product  should  be  returned  from  our  customers,
due to either legal, material,  new version or slow sales
we shall charge a handling fee of                                1.00 per  unit
and  per customer delivery for the recall,
to cover freight costs.                                       4.00 per delivery

If the Supplier wishes a quantity of product delivered
on their behalf from KOCH consignment  stocks  then
a  fee  will  be  charged  of                                   0.30  per  unit
Plus  actual  freight  costs

The above fees are exclusive of VAT. The account is done on an ad hoc basis or together with the monthly sales account, in each case in the accounting currency agreed otherwise between the parties.

The list of costs is valid until further notice. KOCH may adjust the costs/prices from time to time in accordance with any variation of our expenses at the central Warehouse. Price adjustments will be notified to the Suppliers in writing 30 days before taking effect in each case.

In normal circumstances all products returned by customers are reconditioned so as to be re-saleable by the return department of the central Warehouse before being sent back, unless the Supplier has given written instructions not to do so.

Recommendation:

If there are products that the Supplier wants to discontinue, and which are thus not to be reconditioned, he should inform KOCH's Warehouse management in writing. If this is done, returns from KOCH's customers need no longer be reconditioned for resale and this expense will be avoided.

Product  Information  Leaflet  for  Distribution  Partners

A flow of information between manufacturer and distributor is essential for success in joint business ventures. Therefore we request you as Supplier to discuss the following leaflet in detail internally with all the staff involved. We go to great lengths to offer our customers a first class service and in order to do so, we place our trust in the reliability of our Suppliers. Therefore please adhere strictly to the procedure given below.

Prompt transmission of complete information on new products is an absolute prerequisite for them to be presented in distribution meetings. Delays and partial information just mean postponement of release.

A.     Prior  information

We request quarterly transmission of release plans, if possible for the following six months in every case. These plans should contain:

-     Name  of  product  and  brief  description
-     Recommended  sale  price
-     Target  group,  marketing
-     Target  release  date

B.     Data  and  information  on  the  new  items

If all the data pertaining to a new product reaches our Basingstoke office NO LATER THAN 7 DAYS before the monthly distribution meeting, we will include it in the next meeting (cf. the annual schedule of our distribution meetings). We regret that incomplete data or anything that arrives late cannot be included.

B.1     Data  for  preparation  of  publication

-     Name  of  product
-     Catalogue  number  (if  any)
-     EAN-Barcode-Number
-     ISBN-Number  (if  any)
-     Recommended  sale  price  in  UK
-     Date  of  release  (please  give  a  realistic  estimate)

For each and every product, we compile a product sheet (A4) that contains the above data and the booklet, as well as 3 or 4 key selling points and a brief description of the product in telegram style in 4 or 5 sentences.

B.2     Documentation  for  the  distribution  meeting

-     30  Booklets
-     30  Promotional  samples  (if  any)
-     Product  sheets  (as  many  as  4000,  if  there  are  any)

Who  is  Who  at  KOCH  Distribution

In  alphabetical  order:
Shirley  Andrews     Warehouse  Supervisor  -  Goods  In  and  Returns
Tanya  Barter     Administration  Manager
Kerri  Davies     Marketing  Manager
Emily  Griffiths     Assistant  Marketing  Manager
Craig  McNicol     Managing  Director
Paul  Nicholls     UK  Sales  Manager
Sharonne  Nolan     Administration  Assistant
Danny  Richards     Warehouse  Manager
Victoria  Taylor     Finance  Supervisor

In  topical  order:

Contracts,  strategic  issues     Craig  McNicol
As  well  Director  responsible  for:

Accounts  Payable,  and  Stock  and  Sales  Queries     Victoria  Taylor
Product  Database,  Purchase  and  Sales  Order  Entry     Tanya  Barter
Warehouse  and  Shipping     Danny  Richards

Sales     Paul  Nicholls
Marketing  &  Product  Management     Kerri  Davies

Offices:

Office England: Thomas House, Hampshire Intnl Business Park, Basingstoke RG24 8WH, Tel 01256 707 767, Fax 01256 707 377
Office Germany: Lochhamer Str. 9, D-82152 Planegg/Munchen, Tel 089 857 95-120, Fax 089 857 95-160
Office  Austria:     Tivoligasse  25,  A-1120 Wien, Tel 01 815 0626-0 Fax 01 815
0626-16
Office Switzerland: Poststra e 10, CH-9201 Gossau Tel -071 388 6868 Fax 071 388 6888
Head Office: Gewerbegebiet, A-6600 Hofen, Osterreich, Tel 05672 606 Fax 05672 65581